Exhibit 99.1
JOINT FILING AGREEMENT
OF SCHEDULE 13G AND ALL FUTURE AMENDMENTS TO
SCHEDULE 13G

Each of the undersigned hereby agrees to file jointly the Statement on Schedule 13G to which this Agreement is attached, and any amendments to the Statement on Schedule 13G (the “Schedule 13G”) with respect to the shares of Common Stock, par value $0.01 per share, of Cacade Microtech, Inc. which may be deemed necessary, pursuant to Regulation 13D under the Securities Exchange Act of 1934, as amended.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any future amendments to the Schedule 13G, and for the completeness and accuracy of the information concerning such party contained therein, but such party is not responsible for the completeness or accuracy of information concerning any other party unless such party knows or has reason to believe that such information is inaccurate.

It is understood and agreed that a copy of this Agreement shall be attached as an exhibit to the Schedule 13G filed on behalf of each of the parties hereto.

Date:      October 10, 2013

CM BETEILIGUNGS GMBH
By:	/s/ Dr. Hans-Joerg Rotberg
Name: Dr. Hans-Joerg Rotberg
Its: Managing Director (Geschäftsführer)

/s/ Dr. Hans-Joerg Rotberg
DR. HANS-JOERG ROTBERG

BROCKHAUS PRIVATE EQUITY II VERWALTUNGS GMBH
By:	/s/ Marco Brockhaus
Name: Marco Brockhaus
Its: Managing Director (Geschäftsführer)
/s/ Marco Brockhaus
MARCO BROCKHAUS